Exhibit 99.1
Bright Horizons Family Solutions Reports Fourth Quarter and Full Year 2017 Financial Results

WATERTOWN, MA - (Business Wire - February 8, 2018) - Bright Horizons Family Solutions® Inc. (NYSE: BFAM), a leading provider of high-quality child care, early education and other services designed to help employers and families better address the challenges of work and family life, today announced financial results for the fourth quarter and full year of 2017 and provided guidance for the full year of 2018.

Fourth Quarter 2017 Highlights (compared to fourth quarter 2016):

•	Revenue increased 10% to $440 million

•	Income from operations increased 10% to $52 million

•	Net income increased 200% to $51 million and diluted earnings per common share increased 207% to $0.86

Non-GAAP measures

•	Adjusted income from operations* increased 9% to $54 million

•	Adjusted EBITDA* increased 7% to $82 million

•	Adjusted net income* increased 31% to $44 million and diluted adjusted earnings per common share* increased 30% to $0.73

Year Ended December 31, 2017 Highlights (compared to year ended December 31, 2016):

•	Revenue increased 11% to $1.7 billion

•	Income from operations increased 4% to $205 million

•	Net income increased 66% to $157 million and diluted earnings per common share increased 67% to $2.59

Non-GAAP measures

•	Adjusted income from operations* increased 6% to $212 million

•	Adjusted EBITDA* increased 8% to $324 million

•	Adjusted net income* increased 24% to $162 million and diluted adjusted earnings per common share* increased 25% to $2.69

“We are pleased to report strong financial results for the fourth quarter and full year in 2017,” said David Lissy, Executive Chairman. “Our solid financial results in 2017 reflect the positive momentum across our entire suite of solutions, and we continue to lead our field in investments in the people and systems to deliver high quality care, education and services to working families and our client partners.”
“We are well positioned to continue to deliver on our growth plan in 2018,” added Stephen Kramer, Chief Executive Officer. “We continue to place the highest priority on achieving these results while maintaining a strong culture and best-in-class workplace. We are proud to have been recognized once again as a Top Ten Great Place to Work by the Boston Globe, one of a handful of companies to have made the list every year since its inception. We are equally honored to have been recognized as a Top Place to Work for Diversity by Fortune magazine this past December.”
Fourth Quarter 2017 Results
Revenue increased $41.3 million, or 10%, in the fourth quarter of 2017 from the fourth quarter of 2016 on contributions from new and ramping full-service child care centers, average price increases of 3-4%, and expanded sales of back-up dependent care and educational advisory services.

Income from operations was $52.3 million for the fourth quarter of 2017 an increase from $47.3 million in the same 2016 period, due to increases in revenue and gross profit, partially offset by increases in selling, general and administrative expenses. The increase in gross profit reflects operating leverage from tuition increases and enrollment gains in mature and ramping centers, contributions from new child care centers, back-up dependent care and educational advisory clients that have been added since the fourth quarter of 2016, and strong cost management. These gains were partially offset by costs incurred during the ramp-up of certain new lease/consortium centers opened during 2016 and 2017, investments in technology to support our service delivery and operating efficiency, costs incurred in relation to the integration of acquisitions, and costs associated with a secondary offering and credit agreement amendment. Net income was $51.4 million for the fourth quarter of 2017, an increase compared to net income of $17.1 million in the same 2016 period, primarily attributable to the prior period loss of $11.1 million on extinguishment of debt related to a refinancing, and the current period reduction of $22.3 million in tax expense associated with the federal tax legislation enacted in December 2017, the Tax Cuts and Jobs Act, referred to as “Tax Reform.” Tax expense in the fourth quarter of 2017 also reflects the tax benefit of $4.3 million associated with certain equity transactions which are now included in the provision for income taxes under Accounting Standards Update No. 2016-09 (“ASU 2016-09”) Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which was adopted as of January 1, 2017. In 2016, the excess tax benefit from stock-based compensation of $2.4 million was recorded to the balance sheet in accordance with previous guidance. Diluted earnings per common share was $0.86 for the fourth quarter of 2017 compared to $0.28 in the fourth quarter of 2016.

In the fourth quarter of 2017 adjusted EBITDA increased $5.7 million, or 7%, to $82.1 million, and adjusted income from operations increased $4.5 million, or 9%, to $53.6 million, from the fourth quarter of 2016 due primarily to the expanded gross profit. Adjusted net income increased by $10.2 million, or 31%, to $43.7 million on the expanded income from operations and a lower effective tax rate associated with the adoption of ASU 2016-09. The reduction in 2017 income tax expense associated with Tax Reform was not included in the effective rate for purposes of calculating adjusted net income. Diluted adjusted earnings per common share was $0.73 compared to $0.56 in the fourth quarter of 2016.

As of December 31, 2017, the Company operated 1,038 child care and early education centers with the capacity to serve 116,000 children and families.

*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are non-GAAP measures.  Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, straight line rent expense, stock-based compensation expense, and transaction costs. Adjusted income from operations represents income from operations before transaction costs. Adjusted net income represents net income determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization expense, transaction costs and the income tax provision (benefit) thereon. Diluted adjusted earnings per common share is a non-GAAP measure, calculated using adjusted net income. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP, in “Presentation of Non-GAAP Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
Balance Sheet and Cash Flow
For the year ended December 31, 2017, the Company generated approximately $236.3 million of cash flows from operations compared to $213.3 million for the same period in 2016 and invested $105.3 million in fixed assets and acquisitions compared to $302.8 million in the same 2016 period, which included the acquisition of Conchord Limited (Asquith). Net cash used in financing activities totaled $123.9 million in the year ended December 31, 2017 compared to $93.8 million of net cash provided during the same 2016 period.  During the year ended December 31, 2017, the Company's cash and cash equivalents grew $8.6 million to $23.2 million.
2018 Outlook
As described below, the Company is providing certain financial guidance. For the full year 2018, the Company currently expects:

•	Revenue growth in 2018 in the range of 8-10%

•	Net income in 2018 in the range of $151 million to $154 million and diluted earnings per common share in 2018 in the range of $2.55 to $2.59

•	Adjusted net income in the range of $184 million to $187 million and diluted adjusted earnings per common share in the range of $3.12 to $3.16

•	Diluted weighted average shares in the range of 59 million to 59.5 million shares

For a reconciliation of the non-GAAP measures to their most directly comparable GAAP measure, refer to the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET.  Interested parties are invited to listen to the conference call by dialing 1-877-407-9039 or, for international callers, 1-201-689-8470, and asking for the Bright Horizons Family Solutions conference call moderated by Executive Chairman David Lissy and Chief Executive Officer Stephen Kramer.  Replays of the entire call will be available through February 22, 2018 at 1-844-512-2921 or, for international callers, at 1-412-317-6671, conference ID #13656546.  The webcast of the conference call, including replays, and a copy of this press release are also available through the Investor Relations section of the Company's web site, www.brighthorizons.com.
Forward-Looking Statements
This press release includes statements that express the Company's opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” The Company's actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding the Company's intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth plan, strategies, our service offerings, future estimates and impact of Tax Reform and excess tax benefits, and our 2018 financial guidance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, changes in the demand for child care and other dependent care services, including variation in enrollment trends and lower than expected demand from employer sponsor clients; the possibility that acquisitions may disrupt our operations and expose us to additional risk; our ability to pass on increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; the impact of newly enacted Tax Reform; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed March 1, 2017, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.
Presentation of Non-GAAP Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements - adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share - which present operating results on a basis adjusted for certain items.  The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers.  Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We also believe these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.  Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are reconciled from the respective measures under GAAP in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”

Guidance for non-GAAP financial measures excludes stock-based compensation, amortization of intangible assets, expenses related to the completion of secondary offerings and debt financing transactions, and expenses associated with completed acquisitions and dispositions as well as tax effects associated with these items. These adjustments to net income and diluted earnings per common share in future periods are generally expected to be similar to the types of charges and costs excluded from adjusted net income and adjusted diluted earnings per common share in prior quarters, although we can provide no assurance as to the timing or magnitude of any such adjustments. The exclusion of these charges and costs in future periods will have an impact on the Company’s adjusted net income and adjusted diluted earnings per common share.

About Bright Horizons Family Solutions Inc.
Bright Horizons Family Solutions® is a leading provider of high-quality child care, early education and other services designed to help employers and families better address the challenges of work and family life. The Company provides full service center-based child care, back-up dependent care and educational advisory services to more than 1,100 clients across the United States, the United Kingdom, the Netherlands, Canada and India, including more than 150 FORTUNE 500 companies and more than 80 of Working Mother magazine's 2017 “100 Best Companies for Working Mothers.”  Bright Horizons has been recognized 17 times as one of FORTUNE magazine's “100 Best Companies to Work For” and is one of the U.K.'s Best Workplaces as designated by the Great Place to Work® Institute. Bright Horizons is headquartered in Watertown, MA. The Company's web site is located at www.brighthorizons.com.
Contacts:

Investors:
Elizabeth Boland
CFO - Bright Horizons
eboland@brighthorizons.com
617-673-8125
Kevin Doherty
MD - Solebury Communications Group
kdoherty@soleburyir.com
203-428-3233
Media:
Ilene Serpa
VP - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share data) (Unaudited)

	Three Months Ended December 31,
	2017	%	2016	%
Revenue	$439,879	100.0%	$398,537	100.0%
Cost of services	331,738	75.4%	299,321	75.1%
Gross profit	108,141	24.6%	99,216	24.9%
Selling, general and administrative expenses	47,555	10.8%	43,564	10.9%
Amortization of intangible assets	8,320	1.9%	8,304	2.0%
Income from operations	52,266	11.9%	47,348	12.0%
Loss on extinguishment of debt	—	—%	(11,117)	(2.8)%
Interest expense—net	(11,787)	(2.7)%	(11,434)	(3.0)%
Income before income taxes	40,479	9.2%	24,797	6.2%
Income tax benefit (expense)	10,965	2.5%	(7,677)	(1.9)%
Net income	$51,444	11.7%	$17,120	4.3%

Earnings per common share:
Common stock—basic	$0.88		$0.29
Common stock—diluted	$0.86		$0.28

Weighted average number of common shares outstanding:
Common stock—basic	58,372,989		58,936,701
Common stock—diluted	59,643,750		60,168,025

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share data) (Unaudited)

	Years Ended December 31,
	2017	%	2016	%
Revenue	$1,740,905	100.0%	$1,569,841	100.0%
Cost of services	1,310,295	75.3%	1,178,994	75.1%
Gross profit	430,610	24.7%	390,847	24.9%
Selling, general and administrative expenses	188,939	10.8%	163,967	10.4%
Amortization of intangible assets	32,561	1.9%	29,642	1.9%
Other expenses	3,671	0.2%	—	—%
Income from operations	205,439	11.8%	197,238	12.6%
Loss on extinguishment of debt	—	—%	(11,117)	(0.7)%
Interest expense—net	(44,039)	(2.5)%	(42,924)	(2.7)%
Income before income taxes	161,400	9.3%	143,197	9.2%
Income tax expense	(4,437)	(0.3)%	(48,437)	(3.1)%
Net income	$156,963	9.0%	$94,760	6.1%

Earnings per common share:
Common stock—basic	$2.65		$1.59
Common stock—diluted	$2.59		$1.55

Weighted average number of common shares outstanding:
Common stock—basic	58,873,196		59,229,069
Common stock—diluted	60,253,691		60,594,895

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$23,227	$14,633
Accounts receivable—net	117,138	97,212
Prepaid expenses and other current assets	52,096	42,554
Total current assets	192,461	154,399
Fixed assets—net	575,185	529,432
Goodwill	1,306,792	1,267,705
Other intangibles—net	348,540	374,566
Other assets	45,666	32,915
Total assets	$2,468,644	$2,359,017
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$10,750	$10,750
Borrowings on revolving credit facility	127,100	76,000
Accounts payable and accrued expenses	132,897	125,400
Deferred revenue and other current liabilities	189,908	175,430
Total current liabilities	460,655	387,580
Long-term debt—net	1,046,011	1,054,009
Deferred income taxes	74,069	111,711
Other long-term liabilities	138,849	117,850
Total liabilities	1,719,584	1,671,150
Total stockholders’ equity	749,060	687,867
Total liabilities and stockholders’ equity	$2,468,644	$2,359,017

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Years Ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$156,963	$94,760
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	94,776	85,284
Loss on extinguishment of debt	—	11,117
Stock-based compensation	12,072	11,646
Deferred income taxes	(37,562)	(12,121)
Other non-cash adjustments—net	10,662	5,936
Changes in assets and liabilities	(639)	16,675
Net cash provided by operating activities	236,272	213,297
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets—net	(83,837)	(74,100)
Payments and settlements for acquisitions—net of cash acquired	(21,484)	(228,737)
Net cash used in investing activities	(105,321)	(302,837)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit facility—net	51,100	52,000
Borrowings of long-term debt—net	—	1,065,610
Extinguishment of long-term debt	—	(922,488)
Payments for debt issuance costs	(1,711)	(1,002)
Payments of contingent consideration for acquisitions	(185)	(915)
Principal payments of long-term debt	(8,063)	(7,163)
Purchase of treasury stock	(162,195)	(112,792)
Proceeds from issuance of common stock upon exercise of options	22,625	11,679
Proceeds from issuance of restricted stock	4,363	3,682
Taxes paid related to the net share settlement of stock options and restricted stock	(29,798)	(7,747)
Tax benefits from stock-based compensation	—	12,891
Net cash (used in) provided by financing activities	(123,864)	93,755
Effect of exchange rates on cash and cash equivalents	1,507	(1,121)
Net increase in cash and cash equivalents	8,594	3,094
Cash and cash equivalents—beginning of period	14,633	11,539
Cash and cash equivalents—end of period	$23,227	$14,633

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(In thousands)
(Unaudited)

Three months ended December 31, 2017	Full service center-based care	Back-up dependent care	Other educational advisory services	Total
Revenue	$362,843	$60,093	$16,943	$439,879
Amortization of intangible assets	7,754	385	181	8,320
Income from operations	30,368	16,579	5,319	52,266
Adjusted income from operations (1)	31,705	16,579	5,319	53,603

Three months ended December 31, 2016
Revenue	$330,566	$54,097	$13,874	$398,537
Amortization of intangible assets	7,729	431	144	8,304
Income from operations	28,109	15,879	3,360	47,348
Adjusted income from operations (2)	29,826	15,879	3,360	49,065

(1)	Adjusted income from operations represents income from operations excluding expenses incurred in connection with an amendment to the credit agreement and a secondary offering.

(2)
Adjusted income from operations represents income from operations excluding expenses incurred in connection with a secondary offering, completed acquisitions and costs in connection with a debt refinancing.

Year ended December 31, 2017	Full service center-based care	Back-up dependent care	Other educational advisory services	Total
Revenue	$1,457,754	$224,264	$58,887	$1,740,905
Amortization of intangibles assets	30,259	1,539	763	32,561
Income from operations	130,289	60,373	14,777	205,439
Adjusted income from operations (1)	137,242	60,373	14,777	212,392

Year ended December 31, 2016
Revenue	$1,321,699	$200,106	$48,036	$1,569,841
Amortization of intangibles assets	27,862	1,204	576	29,642
Income from operations	129,693	57,620	9,925	197,238
Adjusted income from operations (2)	132,178	57,620	9,925	199,723

(1)
Adjusted income from operations represents income from operations excluding expenses incurred related to the disposition of assets in Ireland, amendments to the credit agreement, and secondary offerings.

(2)
Adjusted income from operations represents income from operations excluding expenses incurred in connection with secondary offerings, completed acquisitions and costs in connection with an amendment to the credit agreement and a debt refinancing.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Net income	$51,444	$17,120	$156,963	$94,760
Interest expense—net	11,787	11,434	44,039	42,924
Income tax (benefit) expense	(10,965)	7,677	4,437	48,437
Depreciation	16,167	14,890	62,215	55,642
Amortization of intangible assets (a)	8,320	8,304	32,561	29,642
EBITDA	76,753	59,425	300,215	271,405
Additional adjustments:
Loss on extinguishment of debt (b)	—	11,117	—	11,117
Deferred rent (c)	698	948	4,345	2,562
Stock-based compensation expense	3,295	3,170	12,072	11,646
Transaction costs (d)	1,337	1,717	6,953	2,485
Total adjustments	5,330	16,952	23,370	27,810
Adjusted EBITDA	$82,083	$76,377	$323,585	$299,215

Income from operations	$52,266	$47,348	$205,439	$197,238
Transaction costs (d)	1,337	1,717	6,953	2,485
Adjusted income from operations	$53,603	$49,065	$212,392	$199,723

Net income	$51,444	$17,120	$156,963	$94,760
Income tax (benefit) expense	(10,965)	7,677	4,437	48,437
Income before tax	40,479	24,797	161,400	143,197
Stock-based compensation expense	3,295	3,170	12,072	11,646
Amortization of intangible assets (a)	8,320	8,304	32,561	29,642
Loss on extinguishment of debt (b)	—	11,117	—	11,117
Transaction costs (d)	1,337	1,717	6,953	2,485
Adjusted income before tax	53,431	49,105	212,986	198,087
Adjusted income tax expense (e)	(9,736)	(15,650)	(50,819)	(67,350)
Adjusted net income	$43,695	$33,455	$162,167	$130,737

Weighted average number of common shares—diluted	59,643,750	60,168,025	60,253,691	60,594,895
Diluted adjusted earnings per common share	$0.73	$0.56	$2.69	$2.16

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(In thousands, except share data)
(Unaudited)

	Forward Guidance (g)
	Three Months Ended March 31, 2018		Year Ended December 31, 2018
	Low	High	Low	High
Net income	$34,500	$35,000	$151,400	$153,700
Allocation of net income to unvested participating shares	(200)	(200)	(800)	(800)
Income tax expense (f)	7,300	7,400	41,200	42,000
Income before income taxes	41,600	42,200	191,800	194,900
Adjustments:
Stock-based compensation expense	3,800	3,800	15,000	15,000
Amortization of intangible assets (a)	8,100	8,100	32,000	32,000
Transaction costs (d)	—	—	—	—
Adjusted income before income taxes	53,500	54,100	238,800	241,900
Tax impact on adjusted income before taxes (f)	(12,100)	(12,200)	(54,300)	(55,200)
Adjusted net income attributable to common stockholders	$41,400	$41,900	$184,500	$186,700

Per common share information:
Diluted earnings	$0.58	$0.59	$2.55	$2.59
Income tax expense (f)	0.12	0.13	0.70	0.71
Income before income taxes	0.70	0.72	3.25	3.30
Adjustments:
Stock-based compensation expense	0.06	0.06	0.25	0.25
Amortization of intangible assets (a)	0.14	0.14	0.54	0.54
Transaction costs (d)	—	—	—	—
Tax impact on adjusted income before taxes (f)	(0.20)	(0.21)	(0.92)	(0.93)
Diluted adjusted earnings per common share	$0.70	$0.71	$3.12	$3.16

(a)
Represents amortization of intangible assets, including approximately $4.7 million for each of the three months ended December 31, 2017 and 2016, and $18.5 million and $18.1 million for the years ended December 31, 2017 and 2016, respectively, associated with intangible assets recorded in connection with our going private transaction in May 2008.

(b)	Represents the write-off of unamortized deferred financing costs and original issue discount associated with indebtedness that was repaid in connection with a refinancing.

(c)	Represents rent in excess of cash paid for rent, recognized on a straight line basis over the life of the lease in accordance with Accounting Standards Codification Topic 840, Leases.

(d)	Represents costs incurred in connection with completed acquisitions, secondary offerings, the disposition of assets in Ireland, amendments to the credit agreement, and a debt refinancing.

(e)
Represents income tax expense calculated on adjusted income before tax at an effective tax rate of approximately 24% and 34% in 2017 and 2016, respectively. The tax rate for 2017 represents a tax rate of approximately 36% applied to the adjusted income before tax for the full year, less the effect of excess tax benefits related to certain equity transactions of $4.3 million for the three months ended December 31, 2017 and of $26.5 million for the year ended December 31, 2017.

(f)
Represents estimated income tax expense using the tax rate of approximately 27% to 28% for the year ended December 31, 2018, based on projected consolidated income before tax and including the impact of Tax Reform as well as an estimate of excess tax benefits related to certain equity transactions, which the Company estimates in the range of $3.5 million to $4.5 million for the three months ended March 31, 2018 and of $10.0 million to $12.0 million for the year ended December 31, 2018. However, the timing, volume and tax benefits associated with such future equity activity will affect these estimates and the estimated effective tax rate for the year. The final impact of Tax Reform may differ from these estimates due to, among other things, changes in interpretations, analysis and assumptions made by the Company, additional guidance that may be issued, and tax planning the Company may undertake.

(g)	Forward guidance amounts are estimated based on a number of assumptions and actual results could differ materially from estimates provided herein.